A+ Child Development (Canada) Ltd.

Financial Statements

For the nine month period ended September 30, 2006

For the year ended December 31, 2005

To the Shareholders of A+ Child Development (Canada) Ltd.:

Management is responsible for the preparation and presentation of the accompanying financial statements, including responsibility for significant accounting judgments and estimates in accordance with Canadian generally accepted accounting principles. This responsibility includes selecting appropriate accounting principles and methods, and making decisions affecting the measurement of transaction in which objective judgment is required.

In discharging its responsibilities for the integrity and fairness of the financial statements, management designs and maintains the necessary accounting systems and related internal controls to provide reasonable assurance that transactions are authorized, assets are safeguarded and financial records are properly maintained to provide reliable information for the preparation of financial statements.

Meyers Norris Penny LLP, and independent firm of Chartered Accountants, is appointed by the shareholders to audit the financial statements and report directly to them; their report follows. The external auditors have full and free access to, and meet periodically and separately with, both the Board and management to discuss their audit findings.

February 22, 2007

  signed “Terry Pallier”__________

  Terry Pallier

To the Directors of A+ Child Development (Canada) Ltd.:

We have audited the balance sheet of A+ Child Development (Canada) Ltd. as at December 31, 2005 and the statements of loss, retained earnings (deficit) and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

Except as explained in the following paragraph, we conducted our audit in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosure in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

Because we were appointed auditors of the Company during the year ended December 31, 2006, we were unable to satisfy ourselves concerning inventory quantities as at December 31, 2004 either through observing the inventory count or by alternative means. Since opening inventories enter into the determination of the results of operations and cash flows, we were unable to determine whether adjustments to cost of sales, incomes taxes, net loss for the year, opening retained earnings and cash provided from operations might be necessary.

In our opinion, except for the effect of adjustments, if any, which we might have determined necessary had we been able to examine opening inventories, as described in the preceding paragraph, these financial statements present fairly, in all materials respects, the financial position of the Company as at December 31, 2005 and the results of its operations and its cash flows for the year then ended in accordance with Canadian generally accepted accounting principles.

Calgary, Alberta

February 22, 2007

Chartered Accountants

	A+ Child Development (Canada) Ltd.
	Balance Sheets
		December 31 2004 Restated (Unaudited)	December 31 2005 Restated	September 30 2006 (Unaudited)
Assets
Current
Accounts receivable		97,172	45,410	39,775
Income taxes recoverable		11,887	-	-
Inventory		415,448	179,238	145,284
Prepaid expenses		-	14,373	1,638

		524,507	239,021	186,697
Receivable from shareholders (Note 3)		45,000	45,000	-
Product development costs (Note 4)		31,100	92,235	92,235
Property and equipment (Note 5)		30,113	23,266	19,844
Future income taxes (Note 9)		15,282	85,845	142,446
Deposits		12,765	11,336	11,336
		658,767	496,703	452,558

Liabilities
Current
Bank indebtedness (Note 6)		344,545	333,329	396,257
Accounts payable and accruals		171,868	194,433	219,430
		516,413	527,762	615,687

Contingencies (Note 13)
Subsequent event (Note 14)

Shareholder's Equity (Deficit)
Share capital (Note 8)		40,800	40,800	40,800
Retained earnings (deficit)		101,554	(71,859)	(203,929)
		142,354	(31,059)	(163,129)
		658,767	49,6703	452,558
Approved on behalf of the Board
signed "Margaret Steele"	signed "Terry Pallier"
President	CEO

	A+ Child Development (Canada) Ltd.
	Statement of Loss
	12 Months Ended December 31 2004 Restated (Unaudited)	12 Months Ended December 31 2005 Restated	9 Months Ended September 30 2006 (Unaudited)
Sales	4,744,551	3,562,033	2,416,225
Cost of sales (Schedule 1)	1,159,456	863,792	518,837
Gross margin	3,585,095	2,698,241	1,897,388
Expenses
Advertising and promotion	2,136	29,251	12,155
Amortization	8,207	7,222	4,132
Bad debts	41,904	4,088	6,055
Business taxes and licenses	6,627	7,677	7,101
Computer	2,223	2,604	736
Courier and delivery	8,454	7,705	5,779
Credit card fees	21,872	17,375	12,040
Equipment rentals	6,350	6,550	4,444
Insurance	1,032	5,270	3,043
Interest and bank charges	69,655	65,212	75,665
Management fees	243,000	225,000	189,000
Office	178,898	108,225	81,771
Professional fees	26,101	20,236	21,137
Rental	169,746	165,286	130,179
Salaries, wages and benefits	253,385	211,132	135,706
Selling	2,036,757	1,602,312	1,153,340
Supplies	4,619	121,448	3,867
Sub-contracts	415,181	111,711	93,759
Telephone, fax and internet	107,446	129,461	90,117
Travel	92,383	80,902	53,247
Utilities	2,020	1,597	739
Worker's compensation	2,597	3,184	2,047
	3,710,593	2,933,448	2,086,059
Loss from Operations	(125,498)	(235,207)	(188,671)
Provision of income taxes (Note 9)
Current expense (recovery)	(12,362)	564	-
Future recovery	(20,842)	(62,358)	(56,601)
	(33,204)	(61,794)	(56,601)
Net loss	(92,294)	(173,413)	(132,070)

	A+ Child Development (Canada) Ltd.
	Statement of Retained Earnings (Deficit)
	12 Months Ended 2004 (Unaudited)	12 Months Ended 2005	9 Months Ended 2006 (Unaudited)
Retained earnings, beginning of year, as previously stated	330,263	277,514	325,725
Correction of errors (Note 10)	(136,415)	(175,960)	(397,584)
Retained earnings (deficit), beginning of year, as restated	193,848	101,554	(71,859)
Net loss	(92,294)	(173,413)	(132,070)
Retained earnings (deficit), end of year	101,554	(71,859)	(203,929)

	A+ Child Development (Canada) Ltd.
	Statement of Cash Flows
	12 Months Ended December 31 2004 Restated (Unaudited)	12 Months Ended December 31 2005 Restated	9 Months Ended September 30 2006 (Unaudited)
Cash provided by (used for) the following activities
Operating
Net loss	(92,294)	(173,413)	(132,070)
Amortization	8,207	7,222	4,132
Receivable from shareholders expensed with management fees	-	-	45,000
Security deposits recognized	13,634	1,428	-
Future income taxes	(20,842)	(70,563)	(56,601)
	(91,295)	(235,326)	(139,539)
Changes in working capital accounts
Accounts receivable	65,501	51,762	5,635
Income taxes payable	(12,362)	11,887	-
Inventory	65,436	236,210	33,954
Prepaid expenses and deposits	51,237	(14,373)	12,735
Accounts payable and accruals	(94,057)	22,566	24,997
	(15,450)	72,726	(62,218)
Financing
Operating loan advances	120,000	-	30,000
Operating loan repayments	-	(20,000)	-
	120,000	(20,000)	30,000
Investing
Purchases of property and equipment	(6,301)	(375)	(710)
Advances to shareholders	(45,000)	-	-
Expenditures on product development	(31,100)	(61,135)	-
	(82,401)	(61,510)	(710)
Increase (decrease) in cash resources	22,059	(8,784)	(32,928)
Cash resources, beginning of year	(46,604)	(24,545)	(33,329)
Cash resources, end of year (Note 6)	(24,545)	(33,329)	(66,257)
Supplementary cash flow information
Interest paid	17,059	16,478	18,910

A+ Child Development (Canada) Ltd.

Notes to Financials Statements

For the nine months ended September 30, 2006

For the year ended December 31, 2005

1.

Incorporation and operations

A+ Child Development (Canada) Ltd. (the “Company”) was incorporated under the Business Corporation Act of the Province of Alberta on February 12, 1999. The Company is primarily involved in the sale and support of educational products to families across Canada.

2.

Significant accounting policies

The financial statements have been prepared in accordance with Canadian generally accepted accounting principles and include the following significant accounting policies:

Inventory

Inventory is valued at the lower of cost and net realizable value. Cost is determined by the weighted average method.

Property and equipment

Property and equipment are initially recorded at cost. Amortization is provided using methods outlined below at rates intended to amortize the cost of assets over their estimated useful lives.

	Method	Rate
Computer Equipment	declining balance	25%
Equipment	declining balance	20%
Furniture and fixtures	declining balance	20%
Leasehold improvements	straight-line	5 years

Product development costs

Research costs are expensed as incurred. Product development costs are deferred once costs meet the criteria under Canadian generally accepted accounting principles for deferral and amortization. Such deferred costs are amortized, commencing when the product is commercially released over the estimated period of economic viability.

The recoverability of any unamortized product development costs is reviewed on an ongoing basis. The accumulated development costs of any product not considered to be economically viable are considered unrecoverable and included in the current year’s earnings.

Long-lived assets

Long-lived assets consist of property and equipment and product development costs. Long-lived assets held for use are measure and amortized as described in the applicable accounting policies.

The Company performs impairment testing on long-lived assets held for use whenever events or changes in circumstances indicate that the carrying value of an asset, or group of assets, may not be recoverable. Impairment losses are recognized when undiscounted future cash flows from its use and disposal are less than the asset’s carrying amount. Impairment is measured as the amount by which the asset’s carrying value exceeds its fair value. Any impairment is included in earnings, loss for the year.

Prices for similar items and discounted cash flows are used to measure fair value of long-lived assets.

Revenue recognition

Revenues from the sale of educational products are recognized at the time of delivery.

Future income taxes

The Company follows the asset and liability method of accounting for future income taxes. Under this method, future income tax assets and liabilities are recorded based on temporary differences between the carrying amount of balance sheet items and their corresponding tax bases. In addition, the future benefits of income tax assets, including unused tax losses, are recognized, subject to a valuation allowance, to the extent that it is more likely than not that such future benefits will ultimately be realized. Future income tax assets and liabilities are measured using enacted tax rates and laws expected to apply when the tax liabilities or assets are to be either settled or realized.

Foreign currency translation

Transaction amounts denominated in foreign currencies are translated into their Canadian dollar equivalents at exchange rates prevailing at the transaction date. Carrying values of monetary assets and liabilities reflect the exchange rates at the balance sheet date. Gains and losses on translation or settlement are included in the determination of net income for the current period.

Measurement uncertainty

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Accounts receivable are stated after evaluation as to their collectibility and an appropriate obsolete inventory. Amortization is based on the estimated useful lives of property and equipment. Product development costs are stated after evaluation its economic viability.

These estimates and assumptions are reviews periodically and, as adjustments become necessary they are reported in earnings in the periods in which they become know.

3.

Receivables from shareholders

Advances to the shareholders are non-secured, non-interest bearing, and have no set repayment terms.

4.

Product development costs

Product developments costs represents costs incurred in developing a new educational product. During the nine month period ended September 30, 2006 nil (year ended December 31, 2005 - $61,135; December 31, 2004 - $31,100) of expenditures relating to product development were deferred.

As the product under development has not yet reached the stage of commercial production no amortization of costs has occurred.

Included in product development costs are $81,800 of costs paid to a party related through common control. The transactions were in the normal course of operations and were measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties.

5.

Property and equipment

			September 30
			2006
			(Unaudited)
		Accumulated	Net book
	Cost	amortization	value

Computer equipment	31,089	24,713	6,376
Equipment	16,513	12,655	3,858
Furniture and fixtures	40,445	31,541	8,904
Leasehold inprovements	14,215	13,509	706
	102,262	82,418	19,844
			December 31
			2005
			Restated
		Accumulated	Net book
	Cost	amortization	value

Computer equipment	30,380	23,342	7,038
Equipment	16,513	11,942	4,571
Furniture and fixtures	40,445	29,964	10,481
Leasehold inprovements	14,215	13,039	1,176
	101,553	78,287	23,266

			December 31
			2004
			Restated
		Accumulated	Net book
	Cost	amortization	value

Computer equipment	30,005	21,058	8,947
Equipment	16,513	10,799	5,714
Furniture and fixtures	40,445	27,344	13,101
Leasehold inprovements	14,215	11,864	2,351
	101,178	71,065	30,113

6.

Bank indebtedness

Bank indebtedness is comprised of the following:

	12 Months ended	12 Months ended	9 Months ended
	December 31	December 31	September 30
	2004	2005	2006
	(Unaudited)		(Unaudited)

Balances with banks	17,280	8,088	842
Cheques issued in excess of bank balance	(41,825)	(41,417)	(67,099)

Cash resources, end of year	(24,545)	(33,329)	(66,257)
Operating loan	(320,000)	(300,000)	(330,000)

	(344,545)	(333,329)	(396,257)

Bank indebtedness includes an operating loan with maximum available credit of $500,000 (December 31, 2005 - $500,000, December 31, 2004 - $ 600,000) bearing interest at prime plus 1% (December 31, 2005 and 2004 – prime plus 2%). Assets pledged as collateral are all present and after acquired personal property, all accounts, all inventory and all proceeds. As at September 30, 2006 $330,000(December 31, 2005 - $300,000, December 31. 2004 - $320,000) was drawn.

The terms of the operating loan require that certain measurable covenants be meet. As at September 30, 2006 (December 31, 2005 and 2004), the Company was in violation of certain covenants. As the operating loan is currently presented as current liability no additional adjustments are required.

7.

Credit facility

In addition to the operating loan, the Company also has available a corporate credit card with maximum available credit of $10,000 (December 31, 2005 and 2004 - $10,000), bearing interest at prime plus 2% (December 31, 2005 and 2004 – prime plus 2%). As at September 30, 2006 $9,641 has been drawn on this corporate credit card (December 31, 2005 - $9,794, December 31, 2004 - $4,951) and this amount has been included in accounts payable and accruals.

8.

Share capital

Authorized

        Common shares

Unlimited number of class “A” common shares, voting

Unlimited number of class “B” common shares, voting

Unlimited number of class “C” common shares, non-voting

Unlimited number of class “D” common shares, non-voting

Unlimited number of class “E” common shares, non-voting

Unlimited number of class “F” common shares, non-voting

          Preferred shares

Unlimited number of class “G” preferred shares, non-cumulative, redeemable

	12 Months ended	12 Months ended	9 Months ended
	December 31	December 31	September 30
	2004	2005	2006
	(Unaudited)		(Unaudited)
Issued

831 Class “A” common shares, voting	40,800	40,800	40,800

9.

Income taxes

The components of the future income tax asset are as follow:

	12 Months ended	12 Months ended	9 Months ended
	December 31	December 31	September 30
	2004	2005	2006
	(Unaudited)		(Unaudited)

Property and equipment	(1,214)	(941)	(790)
Product development costs	(9,330)	(27,671)	(27,671)
Non-capital loss carry-forward	25,826	114,457	170,907

	15,282	85,845	142,446

The income tax provision differs from the amount that would be expected by applying the current tax rates for the following reasons:

	12 Months ended	12 Months ended	9 Months ended
	December 31	December 31	September 30
	2004	2005	2006
	(Unaudited)		(Unaudited)

Net loss before taxes	(125,498)	(235,207)	(188,671)

Expected tax recovery at 17.5%	(21,962)	(41,161)	(33,017)

Increase (decrease) in come taxes resulting from:
Effect of difference between current and future tax rates	(11,919)	(20,633)	(23,584)
Non-deductible items and other	677	-	-

Provision for income taxes	(33,204)	(61,794)	(56,601)

9.

Correction of errors

The Company has determined that the amounts previously reported for certain accounts were incorrect due to the mis-application of generally accepted accounting principles. The retroactive application of the correction of errors had the following impact on the results of operations and financial position of the Company:

	As at and for the	As at and for the
	12 Months ended	12 Months ended
	December 31	December 31
	2004	2005

Changes in financial position are as follows:
Accounts receivable – decrease	(106,125)	(372,116)
Income taxes recoverable – decrease	(5,238)	-
Prepaid expenses – decrease	(93,433)	(122,501)
Inventory – increase (decrease)	13,750	(2,930)
Organization costs – decrease	(11,511)	(6,842)
Product development costs – increase	3,110	10,655
Future income tax asset – increase	23,487	85,845

Changes in operations are as follows:
Sales - decrease (increase)	(75,212)	250,580
Cost of sales – increase	12,078	10,820
Expenses – increase	121,757	32,265
Current income tax expense – increase (decrease)	5,238	(9,683)
Future income tax recovery – increase	(24,316)	(62,358)

Net decrease in earnings	39,545	221,624

Cumulative decrease in opening retained earnings	136,415	175,960

11.

Commitments

The Company has entered into various premises lease agreements with estimated minimum annual payments as follows:

2007	170,940
2008	144,195
2009	53,710

12.

Financial instruments

The Company, as part of its operations, carries a number of financial instruments. It is management’s opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments except as otherwise disclosed.

Fair value of financial instruments

Fair value estimates are subjective in nature and involved uncertainties and matters of significant judgment. Changes in the following assumptions could significantly affect the estimates:

The carrying values of accounts receivable, bank indebtedness and accounts payable and accruals approximate their fair values, due to the short-term nature of these instruments.

It is not practicable within the constraints of timeliness or cost to determine the fair value of amounts receivable from shareholders because these instruments are not traded in an organized financial market. The terms and conditions of the receivable from shareholders is disclosed in Note 3.

13.

Contingencies

The Company has been named as defendant in a lawsuit seeking to recover damages allegedly sustained by the plaintiff as a result of breach of contract. The complaint with respect to this action alleges the plaintiff carried out telemarketing services in accordance with an agreement for which they have not yet been paid.

The Company has been named as defendant in another lawsuit filed by a formed employee of the Company, seeking to recover damages allegedly sustained as a result of constructive dismissal. The complaint with respect to this action alleges the employee was unfairly demoted.

These lawsuits remain at an early stage and, as litigation is subject to many uncertainties, it is not possible to predict the ultimate outcome of these lawsuits or to estimate the loss, if any, which may result.

In the normal conduct of operations, there are other pending claims against the Company. Litigation is subject to many uncertainties, and the outcome of individual matters is not predictable with assurance. In the opinion of management final determination of these other litigations will not materially affect the Company’s financial position or results of operations.

14.

Subsequent event

Subsequent to the date of the financial statements, an intent to purchase 62.33% of the outstanding shares of the Company was filed with the TSX Venture Exchange and is pending regulatory approval.

15.

Comparative figures

Certain comparative figures have been reclassified to conform with current year presentation.

	12 Months ended	12 Months ended	9 Months ended
	December 31	December 31	September 30
	2004	2005	2006
	(Unaudited)	(Restated)	(Unaudited)
	(Restated)

Cost of sales
Freight	136,422	104,168	78,526
Purchases	967,421	716,219	415,514
Warehouse	55,613	43,405	24,797

	1,159,456	863,792	518,837

Endnotes

The accompanying notes are an integral part of these financial statements

The accompanying notes are an integral part of these financial statements

The accompanying notes are an integral part of these financial statements

The accompanying notes are an integral part of these financial statements